Exhibit 99.6

Company Registration No. 07777261

Skyscanner Holdings Limited

Report and Financial Statements

31 December 2013

Skyscanner Holdings Limited

Report and financial statements 2013

Contents

Officers and professional advisers	1

Strategic report	2

Directors’ report	5

Directors’ responsibilities statement	7

Independent auditor’s report	8

Consolidated profit and loss account	10

Consolidated statement of recognised gains and losses	11

Consolidated balance sheet	12

Company balance sheet	13

Consolidated cash flow	14

Notes to the financial statements	15

Skyscanner Holdings Limited

Report and financial statements 2013

Officers and professional advisers

Directors

Gareth Williams
Bonamy Grimes	(resigned 27/09/2013)
Barry Smith
Julian Pancholi
Calum Paterson
Ray Nolan	(resigned 30/09/2013)
Sir Michael Moritz	(appointed 27/09/2013)
Mark Logan	(appointed 27/09/2013)
Margaret Rice Jones	(appointed 26/11/2013)

Secretary

Shane Corstorphine

Registered Office

Pinsent Masons LLP
5 Old Bailey
London
EC4M 7BA

Bankers

Clydesdale Bank PLC		Royal Bank of Scotland
7th Floor		The Gemini Building
Clydesdale Bank Exchange		2nd floor
20 Waterloo Street		24 St Andrew Square
Glasgow		Edinburgh
G2 6DB		EH2 1 AF

Barclays		HSBC
2nd Floor, Quay 2		21 Collyer Quay
139 Fountainbridge		07-01 HSBC Building
Edinburgh		Singapore 049320
EH3 9QG

Solicitors

Pinsent Masons LLP
139 Fountainbridge
Edinburgh
EH3 9QG

Auditor

Deloitte LLP
Saltire Court, 20 Castle Terrace
Edinburgh
EH1 2DB

Skyscanner Holdings Limited

Strategic report

The Directors present their Strategic Report report for the Company and Group for the financial year ended 31 December 2013

Business model

The Group owns and operates an integrated online travel metasearch service connecting users wishing to book travel with travel service providers around the world The Group derives substantially all of its revenue and gross profit from

•                  Commissions earned from facilitating the booking of Flight, Hotel and Car Hire services,

•                  Commissions earned from facilitating click through of unique visitors to our Flight, Hotel and Car Hire partner websites, and

•                  Display advertising based on number of impressions

Business review

The Group achieved record financial results in 2013 with revenue of £65,819k (16 month period ending 31 December 2012 - £33,479k) and profit after tax of £14,374k (16 month period ending 31 December 2012 - £4,881k) As with previous years the Group has continued to invest in developing its website, mobile application and brand The continued investment in our product has led to an increase in both new and repeat users in 2013, driving the volume of unique monthly visitors (‘UMVs’) to the website 1

Flight metasearch continues to be the Group’s largest revenue channel However in 2013, as a result of the Group’s continued investment in research and development, the website now provides metasearch functionality for two further travel products Hotels and Car Hire The addition of the former was facilitated by the Group’s acquisition of Experience on Ventures LLC (‘Fogg’), a specialist hotel metasearch company based in Barcelona, in September 2013 Further details of the acquisition are included in note 13 to the financial statements

The Group continued its international expansion in 2013 and now has offices in Glasgow, Miami, Barcelona, Beijing, Singapore and Edinburgh A further two data centres, situated in London and Singapore, were also added during the financial year to supplement the existing London centre Subsequent to the year end, the Group has added a fourth data centre in Hong Kong in order to support continued growth in the Asia Pacific region

Several other milestones have been achieved during this financial year including, but not limited to, the following

•                  We launched our new Car Hire and Hotel metasearch products on web and mobile applications,

•                  We introduced a Group wide Share Incentive Plan (“SIP”) for all employees,

•                  We bought back shares from current and previous employees through the Employee Benefit Trust (‘EBT’) as part of a wider share incentive project,

•                  We moved our external lender from Clydesdale to Barclays and refinanced our facilities with a £20m rolling credit facility of which £15m was utilised at the balance sheet date,

•                  We managed a change of business entity of the Singapore branch to a local private limited company and incorporated a US subsidiary in Miami,

•                  We developed and launched Travel Insights, our new business to business product offering, and

•                  Sequoia Capital (‘Sequoia’) acquired a minority holding in Skyscanner Holdings Limited, the ultimate parent company, from existing shareholders Sequoia is a world leading technology venture capitalist with vast experience in the sector

The Group’s success in 2013 was only possible because of the continued dedication and commitment of the global team which totalled 377 staff, of more than 35 nationalities, across 6 global offices by the end of 2013

1 UMVs represent the number of unique individual users visiting Skyscanner irrespective of device used

Skyscanner Holdings Limited

Strategic report (continued)

Key performance indicators

The Directors use Key Performance Indictors (‘KPIs’) to monitor and assess company performance The principal KPIs for the year ended 31 December 2013 were as follows

	2013	2012[2]
Revenue (£’000)	65,819	33,479
Earnings Before Interest, Tax, Depreciation and Amortisation (EBITDA) (£’000)	22,608	11,514
Average Unique Monthly Visitors (‘000)	22,570	12,918

Principal risks and uncertainties

The Group actively manages the business risks it is exposed to as part of its internal risk management and control framework The key business risks relevant to the Group and Company are set out below

Industry stability

Our business and financial performance is linked to the health of the worldwide travel industry Travel expenditure is sensitive to personal and business discretionary spending levels and tends to decline or grow more slowly during economic downturns Any future downturn in the industry may have a negative impact on the results of our operations

Our primary strategy for mitigation of this risk is the expansion of our global operations and product base, reducing our reliance on any one market or product and increasing our ability to withstand macroeconomic volatility

Competition

According to the World Travel and Tourism Council (‘WTTC’) the contribution of the tourism industry to global GDP was $2 2 trillion in 20133 Inevitably the market is extremely competitive The travel metasearch industry specifically has a number of large global businesses competing for market share, with no one company currently dominating the space If new entrants continue to enter the market with services which directly compete with those provided by Skyscanner this may have an adverse effect on our financial results

We believe we offer a quality product which sets us apart from the competition We aim to hire the best people and strive to remain ahead of the marketplace in terms of innovation in order to ensure that we remain competitive and continue to grow

Website disruption

The Group continues to experience rapid growth in UMVs If our systems are not expanded to handle increased demand or should they fail to perform, the website may experience unanticipated disruptions in service, slower response times or decreased customer service Such an event could impair our reputation, damage our brand and have a negative impact on the results of our operations

Our dedicated Service Management team ensure our systems are secure, efficient and robust We have invested in three new data centres at different sites in 2013 to minimise the impact that the loss of any one site would have on the operations of the Skyscanner website

Global expansion

The Group continues to experience growth in headcount and operations globally Rapid international growth can place extreme demands on the management and operational infrastructure of a business If our growth is not appropriately managed to mitigate this risk, the quality of our product and efficiency of our operations could be negatively impacted

2         16 month period ending 31 December 2012

3         http //www wttc org/research/economic-impact-research/

Skyscanner Holdings Limited

Strategic report (continued)

Principal risks and uncertainties (continued)

Our Finance team are central to managing the primary risks associated with global expansion We actively monitor cash flow and review the internal control structures of our subsidiary companies in order to ensure the probability of this risk having an impact on our business is mitigated

Environmental

As with all businesses in the sector our business and financial results may be negatively impacted by natural events which affect people’s ability to travel, such as a repeat of the 2011 Icelandic ash cloud

The probability of such an event having a sustained global, cross product impact is low Our strategy for mitigation of the impact this risk may have on the business is geographic and product base expansion, reducing our reliance on any one market or product

Strategy and future outlook

Our aim is to become the most trusted and most used online travel brand in the world We are confident in the global strategy underpinning this objective and believe that we can continue growing headcount, unique users, sessions, revenue and profitability in the coming year and beyond

Approved by the Board of Directors and signed on behalf of the Board

/s/ Gareth Williams
Gareth Williams
Director
2nd June 2014

Skyscanner Holdings Limited

Directors’ report

The Directors present their report and the Group and Company financial statements of Skyscanner Holdings Limited (the ‘Company’) and its subsidiaries (together the ‘Group’) for the Financial year ended 31 December 2013

Results and dividends

The Group’s and Company’s audited financial statements for the year ended 31 December 2013 are set out on pages 10 to 39 The Group made a profit after tax for the financial year of £ 14,374k (16 month period ending 31 December 2012 - £4,881k) and had net assets of £55,208k at 31 December 2013 (£2012 - £49,288k) The Company made a profit for the financial year of £2,625k (loss for the 16 month period ending 31 December £1,554k) and had net assets of £34,503k at 31 December 2013 (2012 - £42,853k)

Share capital and control

The issued share capital of the Company comprises 9,182,441 ordinary shares of £1 each, 257,156 growth shares of £0 01 each and 2,499 SIP shares of £0 01 each Further information is included in note 18

Going concern

After making appropriate enquiries, the Directors have a reasonable expectation that the Company, and the Group as a whole, has adequate resources to continue in operational existence for the foreseeable future Accordingly, the financial statements have been prepared on a going concern basis

Directors

The Directors of the Company during the year, and up to the date of the report, were

Gareth Williams
Bonamy Grimes	(resigned 27/09/2013)
Barry Smith
Julian Pancholi
Calum Paterson
Ray Nolan	(resigned 30/09/2013)
Sir Michael Moritz	(appointed 27/09/2013)
Mark Logan	(appointed 27/09/2013)
Margaret Rice Jones	(appointed 26/11/2013)

Employees

A great deal of effort is devoted to engaging with the employees on matters that impact them and the performance of the Group This includes quarterly business and performance updates by members of the management team for all employees, regular internal briefings and team meetings, and the circulation to employees of company announcements and developments

The Directors actively encourage the participation of employees in the performance and success of business through companywide employee bonus and share schemes

Equal opportunities

The Group is committed to providing equality of opportunity to all employees without discrimination and applies fair and equitable employment policies which seek to promote entry into and progression within the Group Appointments are determined solely by application of job criteria, personal ability, behaviour and competency

Skyscanner Holdings Limited

Directors’ report (continued)

Employment of disabled persons

Applications for employment by disabled persons are always fully considered, bearing in mind the abilities of the applicant concerned In the event of members of staff becoming disabled every effort is made to ensure that their employment with the company continues and that appropriate training is arranged

Financial risk management

The Group manages financial risk so as to minimise non-operational volatility in profitability and cash flow The key financial risks relevant to the Company and Group and the policies for managing them effectively are set out below

Liquidity risk

The Group manages liquidity risk by closely monitoring cash flow performance and forecasting cash flow for future periods Adequate cash reserves are maintained in order to support the future growth of the business and the Group operates with a rolling credit facility from external lenders

Foreign exchange risk

The Group operates in many different geographies and as a result is subject to the risks associated with dealing in foreign currency The Group has an established currency hedging policy and as at 31 December 2013 90% of forecast Euro and US dollar exposure was hedged by way of forward contracts

Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in a financial loss to the Group The Group has adopted a policy of only extending credit terms to credit worthy counterparties as a means of mitigating risk of financial loss from default The Group’s exposure is continually monitored by the credit control team

Auditor

Each of the persons who is a Director at the date of approval of this report confirms that

•                  so far as they are each aware, there is no relevant audit information of which the Company’s auditor is unaware, and

•                  each Director has taken all the steps that he/she ought to have taken as a Director in order to make himself/herself aware of any relevant audit information and to establish that the Company’s auditor is aware of that information

This confirmation is given and should be interpreted in accordance with the provisions of s418 of the Companies Act 2006

Deloitte LLP have indicated their willingness to accept re-appointment as auditors of the Company A resolution proposing their re-appointment will be put to the members at the forthcoming Annual General Meeting

Approved by the Board of Directors and signed on behalf of the Board

/s/ Gareth Williams
Gareth Williams
Director
2nd June 2014

Skyscanner Holdings Limited

Directors’ responsibilities statement

The Directors are responsible for preparing the annual report and the financial statements in accordance with applicable law and regulations

Company law requires the Directors to prepare financial statements for each financial year Under that law the Directors have elected to prepare the financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards and applicable law) Under company law the Directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Group and company and of the profit or loss of the Group for that period In preparing these financial statements, the directors are required to

•                  select suitable accounting policies and then apply them consistently,

•                  make judgements and estimates that are reasonable and prudent,

•                  state whether applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the financial statements, and

•                  prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business

The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the company’s transactions and disclose with reasonable accuracy at any time the financial position of the Company and the Group and enable them to ensure that the financial statements comply with the Companies Act 2006 They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities

Independent auditor’s report to the members of Skyscanner Holdings Limited

We have audited the financial statements of Skyscanner Holdings Limited for the year ended 31 December 2013 which comprise the consolidated profit and loss account, the consolidated statement of total recognised gains and losses, the consolidated and company balance sheets, the consolidated cash flow statement and the related notes 1 to 28 The financial reporting framework that has been applied in their preparation is applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice)

This report is made solely to the company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006 Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed

Respective responsibilities of directors and auditor

As explained more fully in the Directors’ Responsibilities Statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and International Standards on Auditing (UK and Ireland) Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors

Scope of the audit of the financial statements

An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error This includes an assessment of whether the accounting policies are appropriate to the Group’s and parent company’s circumstances and have been consistently applied and adequately disclosed, the reasonableness of significant accounting estimates made by the directors, and the overall presentation of the financial statements In addition, we read all the financial and non-financial information in the annual report to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report

Opinion

In our opinion the financial statements

•                  give a true and fair view of the state of the group’s and parent company’s affairs as at 31 December 2013 and of the group’s profit for the year then ended,

•                  have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice, and

•                  have been prepared in accordance with the requirements of the Companies Act 2006

Opinion on matters prescribed in the Companies Act 2006

In our opinion the information in the Strategic Report and the Directors’ Report for the financial year for which the financial statements are prepared is consistent with the financial statements

Independent auditor’s report, to the members of Skyscanner Holdings Limited (continued)

Matters on which we are required to report by exception

We have nothing to report in respect of the following matters where the Companies Act 2006 requires us to report to you if, in our opinion

•                  adequate accounting records have not been kept, or returns adequate for our audit have not been received from branches not visited by us, or

•                  the parent company’s financial statements are not in agreement with the accounting records and returns, or

•                  certain disclosures of directors’ remuneration specified by law are not made, or

•                  we have not received all the information and explanations we require for our audit

/s/ Colin Gibson
Colin Gibson CA (Senior Statutory Auditor)
for and on behalf of Deloitte LLP
Chartered Accountants and Statutory Auditor
Edinburgh, United Kingdom
2 June 2014

Skyscanner Holdings Limited

Consolidated profit and loss account

For the year ended 31 December 2013

			16 month
		Year ended	period ended
		31 December	31 December
		2013	2012
	Notes	£’000	£’000
Turnover	2	65,819	33,479
Cost of sales		(14,695)	(8,192)
Gross profit		51,124	25,287
Administrative expenses		(33,388)	(17,272)
Operating profit		17,736	8,015
Interest receivable	6	20	11
Interest payable	7	(624)	(1,132)
Profit on ordinary activities before taxation	3	17,132	6,894
Tax on profit on ordinary activities	8	(2,758)	(2,013)
Profit for the financial year	19	14,374	4,881

The result for the current year and previous period has been derived from continuing activities

Skyscanner Holdings Limited

Consolidated statement of recognised gains and losses

For the year ended 31 December 2013

			16 month
		Year ended	period ended
		31 December	31 December
		2013	2012
	Notes	£’000	£’000
Profit for the financial year	19	14,374	4,881

Currency translation difference on conversion of foreign subsidiary	19	(71)	—

Total gains recognised since last annual report and financial statements		14,303	4,881

Skyscanner Holdings Limited

Consolidated balance sheet

at 31 December 2013

		2013	2012
	Notes	£’000	£’000
Fixed assets
Intangible assets	10	51,471	50,769
Tangible assets	11	8,197	2,379
Investments	12	71	—
		59,739	53,148
Current assets
Debtors	14	12,113	6,000
Cash at bank and in hand		9,610	6,591
		21,723	12,591
Creditors: amounts falling due within one year	15	(10,247)	(3,041)

Net current assets		11,476	9,550

Total assets less current liabilities		71,215	62,698

Creditors: amounts falling due after one year	16	(16,007)	(13,410)

Net assets		55,208	49,288

Capital and reserves
Called up share capital	18	9,185	9,289
Share premium account	19	209	149
Profit and loss account	19	20,974	7,797
Foreign currency translation reserve	19	(71)	—
Merger reserve	19	34,645	34,645
Own shares held	19	(9,845)	(2,592)
Capital redemption reserve	19	111	—

Shareholders’ funds	20	55,208	49,288

The consolidated financial statements of Skyscanner Holdings Limited, registered number 07777261 were approved by the Board of Directors on 2nd June 2014

Signed on behalf of the Board of Directors

/s/ Gareth Williams
Gareth Williams
Director

Skyscanner Holdings Limited

Company balance sheet

at 31 December 2013

		2013	2012
	Notes	£’000	£’000
Fixed assets
Investments	12	58,745	58,312
		58,745	58,312
Current assets
Debtors	14	37	—
Cash at bank and in hand		9	299

		46	299
Creditors: amounts falling due within one year	15	(9,288)	(2,540)

Net current assets		(9,242)	(2,241)

Total assets less current liabilities		49,503	56,071

Creditors: amounts falling due after one year	16	(15,000)	(13,218)

Net assets		34,503	42,853

Capital and reserves
Called up share capital	18	9,185	9,289
Share premium account	19	209	149
Profit and loss account	19	198	(1,230)
Merger reserve	19	34,645	34,645
Own shares held	19	(9,845)	—
Capital redemption reserve	19	111	—

Shareholders’ funds	20	34,503	42,853

The financial statements of Skyscanner Holdings Limited, registered number 07777261 were approved by the Board of Directors on 2nd June 2014

Signed on behalf of the Board of Directors

/s/ Gareth Williams
Gareth Williams
Director

Skyscanner Holdings Limited

Consolidated cash flow statement

For the year ended 31 December 2013

		2013	2012
	Note	£’000	£’000
Net cash inflow from operating activities	21	22,828	10,829

Returns on investment and servicing of finance	22	(604)	(477)

Taxation	22	(2,418)	(2,811)

Capital expenditure and financial investment	22	(6,183)	(2,062)

Acquisition and disposals	22	(4,934)	(6,711)
Cash inflow/(outflow) before financing		8,689	(1,232)
Financing	22	(5,670)	7,823
Increase in cash in the period		3,019	6,591

Reconciliation of net cash flow to movement in net debt

	31				31
	December			Non-cash	December
	2012	Cash flows	Acquisition*	movements	2013
	£’000	£’000	£’000	£’000	£’000
Net cash
Cash at bank	6,591	3,019	—	—	9,610

Debt
Debt due within 1 year	—	1,424	(54)	—	1,370
Debt due after more than 1 year	(10,227)	(5,532)	(1,340)	—	(17,099)
Finance leases	(447)	911	—	(1,895)	(1,431)

	(10,674)	(3,197)	(1,394)	(1,895)	(17,160)

Net debt	(4,083)	(178)	(1,394)	(1,895)	(7,550)

*excluding cash and overdrafts

Skyscanner Holdings Limited

Notes to the financial statements

Year ended 31 December 2013

1.                                      Accounting policies

The principal accounting policies are summarised below They have all been applied consistently throughout the year and in the preceding period

Basis of preparation

The financial statements have been prepared in accordance with applicable UK accounting standards and under the historical cost accounting rules

Basis of consolidation

The Group financial statements consolidated the financial statements of the Company and its subsidiary undertakings drawn up to 31 December each year The results of subsidiaries acquired or sold are consolidated from the periods from or to the date on which control passed Acquisitions are accounted for under the acquisition method

Going concern

After making appropriate enquiries, the Directors have a reasonable expectation that the Company, and the Group as a whole, have adequate resources to continue in operational existence for the foreseeable future Accordingly, the financial statements have been prepared on a going concern basis

Intangible fixed assets and amortisation

Goodwill arising on the acquisition of subsidiary undertakings and businesses, representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, is capitalised and written off on a straight line basis over its useful economic life This period is 20 years Provision is made for any impairment

Intangible fixed assets purchased separately from the business are capitalised at their cost Concessions, patents, licences and trademarks purchased by the Company are fully amortised to nil by equal annual instalments over their useful economic lives This period is between 4 and 20 years

Tangible fixed assets and depreciation

Tangible fixed assets are stated at cost net of depreciation and any provision for impairment Depreciation is calculated so as to write off the cost less the estimated residual value of tangible fixed assets, over their estimated useful economic lives as follows

Furniture, fittings and equipment	Between 3 and 4 years straight line
Plant and equipment	3 years straight line

Plant and equipment comprises the Group’s and Company’s data centre assets

Foreign currencies

Transactions in foreign currencies are recorded using the rate of exchange ruling at the date of the transaction Monetary assets and liabilities denominated in foreign currencies are translated using the contracted rate or the rate of exchange ruling at the balance sheet date and the gains or losses on translation are included in the profit and loss account

The results of overseas operations are translated at the average rates of exchange during the period and their balance sheets at the rates ruling at the balance sheet date Exchange differences arising on translation of results of overseas operations are reported in the statement of recognised gains and losses All other exchange differences are included in the profit and loss account

Investments

Investments held as fixed assets are stated at cost less provision for any impairment

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

1.                                      Accounting policies (continued)

Leases

Assets held under finance leases and other similar contracts, which confer rights and obligations similar to those attached to owned assets, are capitalised as tangible fixed assets and are depreciated over the shorter of the lease terms and their useful lives The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the profit and loss account over the period of the leases to produce a constant rate of charge on the balance of capital repayments outstanding Hire purchase transactions are dealt with similarly, except that assets are depreciated over their useful lives

Rentals under operating leases are charged on a straight-line basis over the lease term, even if the payments are not made on such a basis Benefits received and receivable as an incentive to sign an operating lease are similarly spread on a straight-line basis over the lease term, except where the period to the review date on which the rent is first expected to be adjusted to the prevailing market rate is shorter than the full lease term, in which case the shorter period is used

Research and development expenditure

Expenditure on research and development, other than expenditure on internal software development and associated licences, is written off to the profit and loss account in the year in which it is incurred

Taxation

Current tax, including UK corporation tax and foreign tax, is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted or substantively enacted by the balance sheet date

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date Timing differences are differences between the Group’s taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the financial statements

A net deferred tax asset is regarded as recoverable and therefore recognised only to the extent that, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date

Pension

The Group operates a defined contribution pension scheme The assets of the scheme are held separately from those of the Group in an independently administered fund The amount charged to the profit and loss account represents the contributions payable to the scheme in respect of the accounting period

Turnover

Turnover comprises revenue recognised by the Group in respect of services supplied, exclusive of value added tax and trade discounts Turnover from the supply of services represents the value of services provided under contracts to the extent that there is a right to consideration and is recorded at the value of the consideration due

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

1.                                      Accounting policies (continued)

Derivative financial instruments

The Group uses derivative financial instruments to reduce exposure to foreign exchange risk and interest rate movements The Group does not hold or issue derivative financial instruments for speculative purposes

Bank borrowings

Interest-bearing bank loans and overdrafts are recorded at the proceeds received, net of direct issue costs Finance charges are accounted for on an accruals basis in the profit and loss account and are added to the carrying amount of the instrument to the extent that they are not settled in the period in which they arise

Share based payments

The Group has applied the requirements of FRS 20 Share Based Payments FRS 20 requires that where the ultimate parent’s shares or options over the Company’s shares are granted to a subsidiary undertaking’s employees, an expense should be recorded in the profit and loss account, with a corresponding credit to reserves This charge is measured at the fair value of the share or share option at the date of grant and is expensed on a straight line basis over the vesting period The fair value is measured using the Black Scholes pricing model, taking into account the terms and conditions upon which the options were granted

2.                                      Analysis of turnover

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000
UK & Ireland	19,112	12,316
Europe	32,942	15,935
Rest of World	13,765	5,228
	65,819	33,479

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

3.                                      Operating profit

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000
Operating profit is stated after charging

Depreciation on tangible fixed assets - owned	1,713	552
Depreciation on tangible fixed assets — leased	399	21
Amortisation of intangible fixed assets	2,760	2,926
Research & development	1,444	625
Auditor’s remuneration — audit services	45	25
Auditor’s remuneration — non audit services	311	—
Foreign exchange loss	336	176
Operating lease rentals — land and buildings	2,201	347
Operating lease rentals — equipment	—	1,298

The analysis of auditor’s remuneration is as follows

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000
Fees payable to the Group’s auditor for the audit of the Group’s annual accounts	45	25

Fees payable to the Group’s auditor for other services to the Group
- Tax compliance services	10	—
- Other taxation advisory services	301	—

Total fee payable to the Group’s auditor	356	25

All non-audit services were reviewed by the Board of Directors The tax services performed during the period relate to various matters including tax advice in relation to the employee share buyback performed by the ultimate parent company Skyscanner Holdings Limited The services were performed by individuals independent of the audit team and the Board of Directors is satisfied that adequate controls were in place to safeguard the independence of the audit process

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

4.                                      Remuneration of directors

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000
Directors’ emoluments	395	542
Company contributions to money purchase pension schemes	12	20
Amounts paid to third parties in respect of directors’ services	60	80
	467	642

The aggregate emoluments of the highest paid director was £206,626 (2012 £247,000) and Company pension contributions of £9,736 (2012 £9,226) were made to a money purchase scheme on their behalf

The number of directors who exercised share options in the year was 3 (2012 nil) The highest paid director exercised share options during the year

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	Number	Number
Retirement benefits are accruing to the following number of directors under

Money purchase schemes	3	3

5.                                      Staff numbers and costs

The average number of persons employed by the Group (including directors) during the period, analysed by category, was as follows

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	Number	Number
Development, operations and commercial	235	141
Administration	41	17
	276	158

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

5.                                      Staff numbers and costs (continued)

The aggregate payroll costs of these persons were as follows

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000
Wages and salaries	13,315	5,995
Social security costs	1,261	650
Other pension costs	331	361
Share based payments (note 25)	431	337
	15,338	7,343

6.                                      Interest receivable and similar income

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000
Bank interest receivable	20	11

7.                                      Interest payable and similar expenditure

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000
Bank interest payable	624	1,132

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

8.                                      Taxation

Analysis of charge in year

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000
UK corporation tax
Current tax for the period	2,990	2,298
Adjustments in respect of prior periods	(225)	(190)

Total current tax
	2,765	2,108
Deferred tax (note 14)
Current year	(39)	(95)
Change in tax rate	(7)	—
Adjustment in respect of prior periods	39	—

Total deferred tax	(7)	(95)

Tax on profit on ordinary activities	2,758	2,013

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

8.                                      Taxation (continued)

Factors affecting the tax charge for the current period

The current tax charge for the year is lower (2012 lower) than the standard rate of corporation tax in the UK of 23 25% (2012 24 5%) The differences are explained below

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000
Current tax reconciliation
Profit on ordinary activities before tax	17,132	6,894
Current tax at 23 25% (2012 24 5%)	3,983	1,689

Effects of
Expenses not deductible for tax purposes	1,189	717
Difference between capital allowances and depreciation	(21)	—
Depreciation on ineligible assets	—	41
Short term timing differences	(7)	12
Foreign losses generated	157	—
Adjustments in respect of prior periods	(225)	(190)
R&D Relief	(748)	(233)
Employee share options	(1,563)	72

Total current tax charge	2,765	2,108

Reductions in the UK corporation tax rate from 26% to 24% (effective from 1 April 2012) and to 23% (effective 1 April 2013) were substantively enacted on 26 March 2012 and 3 July 2012 respectively Further reductions to 21% (effective from 1 April 2014) and 20% (effective from 1 April 2015) were substantively enacted on 2 July 2013 This will reduce the company’s future current tax charge accordingly

9.                                      Profit attributable to the Company

The profit for the financial year dealt with in the financial statements of the parent Company was £2,625,000 (loss for the 16 month period ending 31 December 2012 1,554,000) As permitted by section 408 of the Companies Act 2006, no separate profit and loss account is presented in respect of the parent company

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

10.                               Intangible fixed assets Group

Group

		Development	Licences and
	Goodwill	costs	software	Total
	£’000	£’000	£’000	£’000
Cost
On 1 January 2013	53,623	—	138	53,761
Acquisition of subsidiary undertaking (note 13)	2,646	623	—	3,269
Additions	—	—	193	193
At 31 December 2013	56,269	623	331	57,223

Amortisation
On 1 January 2013	2,904	—	88	2,992
Charge for the year	2,727	10	23	2,760
At 31 December 2013	5,631	10	111	5,752

Net book value
At 31 December 2013	50,638	613	220	51,471
At 31 December 2012	50,719	—	50	50,769

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

11.                               Tangible fixed assets

Group

	Furniture,
	fittings and	Plant and
	equipment	equipment	Total
	£’000	£’000	£’000
Cost
On 1 January 2013	3,512	—	3,512
Additions	4,558	3,333	7,891
Acquisition of subsidiary undertaking (note 13)	46	—	46
Disposals	(486)	—	(486)
At 31 December 2013	7,630	3,333	10,963

Depreciation
On 1 January 2013	1,133	—	1,133
Charge for the year	1,649	463	2,112
Disposals	(479)	—	(479)
At 31 December 2013	2,303	463	2,766

Net book value
At 31 December 2013	5,327	2,870	8,197
At 31 December 2012	2,379	—	2,379

Included within tangible fixed assets is an amount of £1,986,000 (2012 £447,230) under finance leases There are no legal charges in place in relation to these leases however in the event of default the entire amount of the leases will become payable The depreciation charged to the financial statements in the year in respect of these assets amounted to £399,319 (2012 £21,296)

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

12.                               Fixed asset investments

	Group		Company
	2013	2012	2013	2012
	£’000	£’000	£’000	£’000

Subsidiary undertakings	—	—	58,745	58,312
Other investments and loans	71	—	—	—
	71	—	58,745	58,312

As part of the acquisition of Experience on Ventures LLC the Company acquired Spanish fixed term cash deposits of £71k which have been disclosed as investments as they are not available on demand

The parent Company has investments in the following subsidiary undertakings

		Proportion of nominal
	Country of	value of issued share	Principal
Name of Company	incorporation	capital held	activity

Skyscanner Limited	England	100%	Trading entity

Skyscanner Pte	Singapore	100%	Trading entity

Experience on Ventures LLC	Spain	100%	Trading entity hotels

Skyscanner Inc	United States of America	100%	Sales office

Skyscanner Beijing	China	100%	Sales office

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

13.                               Acquisition of subsidiary

On 1 September 2013 the Group acquired 100% per cent of the issued share capital of Experience on Ventures LLC

The following table sets out the book values of the identifiable assets and liabilities acquired and their fair value to the Group

			Fair value
	Book value	Revaluation	to Group
	£’000	£’000	£’000

Fixed assets
Intangible	623		623
Tangible	46	—	46
Investments	71	—	71

Current assets
Debtors	4	—	4
Deferred tax	726	(592)	134
Cash	190	—	190
Other debtors	18	—	18
Total assets	1,678	(592)	1,086
Creditors
Bank loans	1,394	—	1,394
Trade creditors	24	—	24
Other creditors	181	—	181
Total liabilities	1,599	—	1,599
Net assets	79	(592)	(513)
Goodwill			2,646
			2,133

£000
Satisfied by
Cash consideration	2,038
Acquisition costs	95
2,133

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

13.                               Acquisition of subsidiary (continued)

Details of the fair value adjustments are as follows

The acquired deferred tax asset is recoverable against the future profits of Experience on Ventures LLC There is a degree of uncertainty in relation to the extent to which this is recoverable and the timing of future profits The fair value of the asset has been adjusted accordingly

Net cash outflows in respect of the acquisition comprised

£000
Cash consideration	2,038
Costs associated with acquisition	95
Cash at bank and in hand acquired	(190)
1,943

No amount has been charged to the Group profit and loss account in respect of costs incurred in reorganising, restructuring and integrating the acquisition in the period from 1 September 2013 to 31 December 2013

Experience on Ventures LLC made a loss after taxation of £657k in the year ended 31 December 2013 of which £366k arose in the period from 1 January 2013 to 31 August 2013 The summarised profit and loss account from the period from 1 January 2013 to 31 August 2013 shown on the basis of the accounting policies of Experience on Ventures LLC prior to the acquisition, are as follows

£000
Profit and loss account
Turnover	68
Cost of sales	—
Gross profit	68
Other operating expenses (net)	(420)
Operating loss	(352)
Interest receivable	(17)
Loss on ordinary activities before taxation	(369)
Tax on loss on ordinary activities	3
Loss for the financial period	(366)

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

14.                               Debtors

	Group		Company
	2013	2012	2013	2012
	£’000	£’000	£’000	£’000

Trade debtors	8,977	4,222	—	—
Prepayments and accrued income	2,862	1,670	—	—
Amounts due to group undertakings	—	—	37	—
Deferred tax	249	108	—	—
Other debtors	25	—	—	—
	12,113	6,000	37	—

All amounts are due within one year

The elements of deferred taxation are as follows

	Group
	2013	2012
	£’000	£’000

Difference between accumulated depreciation
and amortisation and capital allowances	(7)	13
Short term timing differences	122	95
Tax losses available	134	—
	249	108

The movement in the deferred tax asset can be explained as

	Group
	2013	2012
	£’000	£’000

As at 1 January 2013	108	—
Acquisition of subsidiary (note 13)	134	—
(Charge)/credit to the profit and loss account	7	108
As at 31 December 2013	249	108

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

15.                               Creditors: amounts falling due within one year

	Group		Company
	2013	2012	2013	2012
	£’000	£’000	£’000	£’000

Trade creditors	5,242	988	—	—
Taxation and social security	143	236	(6)	—
Corporation tax	1,061	711	—	—
Accruals and deferred income	2,467	851	—	—
Obligations under finance leases	1,099	255	146	45
Amounts due to group undertakings	—	—	9,148	2,495
Bank loans	54	—	—	—
Other creditors	181	—	—	—
	10,247	3,041	9,288	2,540

16                                  Creditors’ amounts falling due after more than one year

	Group		Company
	2013	2012	2013	2012
	£’000	£’000	£’000	£’000

Bank loans	15,675	7,924	15,000	7,924
Deferred consideration	—	2,991	—	2,991
Loan notes	—	2,303	—	2,303
Obligations under finance leases	332	192	—	—
	16,007	13,410	15,000	13,218

17.                               Borrowings

Group

	2013	2012
	£’000	£’000

Bank loans	15,729	7,924
Loan notes	—	2,303
Obligations under finance leases	1,431	447
	17,160	10,674

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

17.                               Borrowings (continued)

	Finance
	leases	Loan notes	Bank loans	Total
	2013	2013	2013	2013
	£’000	£’000	£’000	£’000

Within one year	1,099	—	54	1,153
Between one and two years	332	—	15,675	16,007
Between two and five years	—	—	—	—
	1,431	—	15,729	17,160

The bank loans are secured by fixed and floating charges on the assets of the Group

The Group has a rolling credit facility of £15m which is repayable in full on 30 April 2015 at an interest rate of 22% plus LIBOR

The Group also has credit facilities with CIDEM and Mityc in Spain which are repayable on 31 July 2015 and on which no interest is charged

There are no legal charges in place in relation to these finance leases however in the event of default the entire amount of the leases will become payable No interest is charged on the finance lease arrangements

The only borrowings held by the Company is the rolling credit facility of £15m which is repayable between one and two years

18.                               Called up share capital

	2013	2012
	£’000	£’000
Allotted, called up and fully paid
9,182,441 (2012 — 9,288,934) ordinary shares of £1 each	9,182	9,289
48,500 C1 shares of £0 01 each	1	—
88,250 C2 shares of £0 01 each	1	—
120,406 C3 shares of £0 01 each	1	—
2,499 SIP shares of £0 01 each	—	—
	9,185	9,289

Ordinary shareholders are entitled to attend and vote at annual general meetings No such right is conferred to holders of C or SIP share capital

The holders of C shares are only permitted to participate in the growth in value of the Group above a predefined hurdle rate

The shares rank pan passu in all other respects

During the year the following share issues took place

•                  4,675 ordinary shares were issued giving rise to a share premium of £17k

•                  48,500 C1 shares were issued giving rise to a share premium of £5k

•                  88,250 C2 shares were issued with no premium

•                  120,406 C3 shares were issued with no premium

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

18.                               Called up share capital (continued)

•                  2,499 SIP shares were issued giving rise to a share premium of £38k

In addition, 111,168 ordinary shares were bought back from both previous and existing employees during the year and cancelled

19.                               Reserves

Group

		Foreign	Share		Profit	Capital
	Own	translation	premium	Merger	and loss	redemption
	shares held	reserve	account	reserve	account	reserve	Total
	£000	£000	£000	£000	£000	£000	£000

At 1 January 2013	(2,592)	—	149	34,645	7,797	—	39,999
Profit for the year	—	—	—	—	14,374	—	14,374
Credit in relation to share based payments (note 25)	—	—	—	—	431	—	431
Translation difference on conversion of foreign subsidiaries)	—	(71)	—	—	—	—	(71)
Shares issued in financial period (note 18)	—	—	60	—	—	—	60
Share buyback	(7,253)	—	—	—	(1,628)	111	(8,770)
At 31 December 2013	(9,845)	(71)	209	34,645	20,974	111	46,023

On 24 June 2013 the Company bought back shares from both previous and existing employees 111,168 of these shares were purchased from wholly distributable profits and cancelled As such a capital redemption reserve was created in accordance with the Companies Act 2006 s733 The remaining bought back shares are held in the Employee Benefit Trust (‘EBT’) on behalf of the employees of the Group

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

19.                               Reserves (continued)

Company

			Share	Profit	Capital
	Own shares	Merger	premium	and loss	redemption
	held	reserve	account	account	reserve	Total
	£000	£000	£000	£000	£000	£000

At 1 January 2013	—	34,645	149	(1,230)	—	33,564
Profit for the year	—	—	—	2,625	—	2,625
Credit in relation to share based payments (note 25)	—	—	—	431	—	431
Recognition of Company as sponsor of EBT	(2,592)	—	—	—	—	(2,592)
Shares issued in financial period (note 18)	—	—	60	—	—	60
Share buyback	(7,253)	—	—	(1,628)	111	(8,770)
At 31 December 2013	(9,845)	34,645	209	198	111	25,318

On 24 June 2013 the Company bought back shares from both previous and existing employees 111,168 of these shares were purchased from wholly distributable profits and cancelled As such a capital redemption reserve was created in accordance with the Companies Act 2006 s733 The remaining bought back shares are held in the EBT on behalf of the employees of the Group As a result of the share buyback the Company became the sponsoring company of the EBT and the shares are therefore disclosed as own shares held

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

20.                               Reconciliation of movements in shareholders’ funds

Group

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000

Profit for the financial period	14,374	4,881
Credit in relation to share based payment (note 25)	431	337
Shares issued in financial period	67	44,083
Consideration paid for the purchase of own shares by EBT	(8,881)	(13)
Translation difference on conversion of foreign subsidiaries	(71)	—

Net addition to shareholder funds	5,920	49,288
Opening shareholders’ funds	49,288	—
Closing shareholders’ funds	55,208	49,288

Company

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000

Profit for the financial period	2,625	(1,554)
Credit in relation to share based payments (note 25)	431	337
Shares issued in the financial period	67	44,083
Consideration paid for the purchase of own shares by EBT	(8,881)	(13)
Recognition of Company as sponsor of EBT	(2,592)	—

(Reduction in)/net addition to shareholder’s funds	(8,350)	42,853
Opening shareholders’ funds	42,853	—
Closing shareholders’ funds	34,503	42,853

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

21.                               Reconciliation of operating profit to cashflow from operating activities

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000

Operating profit	17,736	8,015
Depreciation charges	2,112	573
Amortisation charge	2,760	2,926
(Increase)/decrease in debtors	(5,989)	(1,665)
Increase/(decrease) in creditors	5,801	643
Share based payments charge (note 25)	431	337
Currency translation	(23)	—
Net cash inflow from operating activities	22,828	10,829

22                                  Analysis of cash flows

Returns on investment and servicing of finance

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000

Interest received	20	11
Interest paid	(624)	(488)
Net cash outflow from returns on investments and servicing of finance	(604)	(477)

Taxation

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000
Tax paid	(2,418)	(2,811)

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

22                                  Analysis of cash flows (continued)

Capital expenditure and financial investment

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000
Payments to acquire tangible fixed assets	(5,991)	(2,025)
Payments to acquire intangible assets	(192)	(37)
Net cash outflow from capital expenditure and financial investment	(6,183)	(2,062)

Acquisitions and disposals

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000
Repayment of deferred consideration associated with previous acquisition	(2,991)	—
Purchase of subsidiary undertakings (note 13)	(2,038)	(9,487)
Costs associated with acquisition	(95)
Net cash acquired with subsidiary undertakings	190	2,776
Net cash outflow as a result of acquisitions	(4,934)	(6,711)

Financing

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000
Issue of shares	7	279
Finance leases	(911)	—
Loan repayments	(8,643)	(1,500)
New borrowings	15,000	9,044
Repayment of loan notes	(2,303)	—
Cash outflow associated with share buyback	(8,820)	—
Net cash (outflow)/inflow from financing	(5,670)	7,823

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

23.                               Commitments

Annual commitments under non-cancellable operating leases are as follows

	Year ended		16 month period ended
	31 December 2013		31 December 2012
	Land and		Land and
	buildings	Other	buildings	Other
	£’000	£’000	£’000	£’000
Group
Operating leases which expire
Within one year	411	—	—	792
Between two to five years	1,159	—	432	—
Over five years	—	—	—	—
	1,570	—	432	792

24                                  Retirement benefit scheme

The Group operates defined contribution retirement benefit schemes for all qualifying employees The assets of the scheme are held separately from those of the Group in funds under control of the trustees The total cost charged to the profit and loss account of £331,000 (2012 £361,000) represents contributions payable to the scheme by the Group at rates specified in the scheme rules

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

25                                  Share based payments

Equity-settled share option scheme

Skyscanner Holdings Limited grants share options to employees of the Group Options are exercisable at a price equal to the estimated fair value of the Company’s shares on the date of grant All options are settled by physical delivery of shares The number of outstanding options and the conditions attached to each tranche are detailed below

	Number of
Nature of scheme/Grant date	options	Contractual life of options
Equity-settled granted on April 2007	22,073	10 years or exercisable on sale or listing
Equity-settled granted on January 2008	12,472	10 years or exercisable on sale or listing
Equity-settled granted on September 2008	154	10 years or exercisable on sale or listing
Equity-settled granted on January 2009	16,379	10 years or exercisable on sale or listing
Equity-settled granted on November 2009	38,960	10 years or exercisable on sale or listing
Equity-settled granted on June 2010	301,171	10 years or exercisable on sale or listing
Equity-settled granted on June 2012	555,896	10 years or exercisable on sale or listing

As at 31 December 2013, 302,828 of the above noted options had vesting conditions attached These options have a vesting condition of 36 months from the date of issue All other options have no conditions attached

Details of the share options outstanding during the year are as follows

	Year ended		16 month period ended
	31 December 2013		31 December 2012
	Weighted		Weighted
	average		average
	exercise		exercise
	price	Number of	price	Number of
	(£)	options	(£)	options

Outstanding at the beginning of the period	2 82	1,619,984	1 46	977,361
Granted during the period	—	—	4 62	709,590
Options lapsed	3 00	(99,223)	1 46	(53,746)
Exercised during the period	—	—	0 75	(13,221)
Share buyback	1 67	(573,656)	—	—
Outstanding at the end of the period	3 39	947,105	2 82	1,619,984
Exercisable at the end of the period	3 08	135,358	—	—

The options outstanding at the period end have an exercise price in the range of £0 12 to £4 62

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

25.                               Share based payments (continued)

The estimated fair value of equity settled share options is determined using the Black Scholes option pricing model at the date of grant No new options were granted during the current financial year The inputs into the Black Scholes model for the most recent issue in June 2012 are as follows

	2013	2012

Basic price	—	£4 62
Share price	—	£4 62
Risk-free interest rate	—	1 36%
Expected volatility	—	20 74%
Vesting period (in months)	—	36
Maturity (in months)	—	120
Fair value per share option	—	£1 17

Expected volatility is based on historical volatility

Share Incentive Plan

In addition to share options, the Group also operates a Share Incentive Plan (‘SIP’) for all employees The SIP includes the offer of partnership matching shares to employees who save through their salary towards the purchase of shares in the company The associated charge to the profit and loss account has been determined based on the estimated fair value of these shares at grant date, taken over the vesting period The number of SIP shares and the conditions attached to each tranche are detailed below

Number of
Nature of scheme/Grant date	SIP shares

Partnership equity-settled granted on August 2013	2,499

As at 31 December 2013 all of the above SIP shares had vesting conditions attached These shares have a vesting period of 8 months from the date of issue in the case of partnership shares and 44 months in the case of matching shares All of the shares were outstanding at 31 December 2013 and had a price of £14 63

The estimated fair value of equity settled share based payments is determined using the Black Scholes option pricing model at the date of grant The inputs into the Black Scholes model for the most recent issue in August 2013 are as follows

	Partnership	Matching
	shares	shares

Basic price	£14 63	£0 00
Share price	£14 63	£14 63
Risk-free interest rate	0 77%	0 77%
Expected volatility	39 12%	39 12%
Vesting period (in months)	8	44
Fair value per share	£1 87	£14 63
Expected volatility is based on historical volatility

Skyscanner Holdings Limited

Notes to the financial statements (continued)

Year ended 31 December 2013

25.                               Share based payments (continued)

Charge for the year

The total expense recognised for the period arising from share based payments is as follows

		16 month
	Year ended	period ended
	31 December	31 December
	2013	2012
	£’000	£’000

Equity settled share based payments	431	337

26.                               Related party disclosures

During the year £22,500 (year ending 31 December 2012 £27,000) in consultancy fees was paid to Nitro Ventures Limited The company is partly owned by Julian Pancholi, one of the directors

During the year £37,500 (year ending 31 December 2012 £53,065) was paid to Ray Nolan, Chairman, for his services to the company during the period

During the year £12,000 (year ending 31 December 2012 £12,000) was paid to Scottish Equity Partners in respect of monitoring fees

Related party transactions with Group companies have not been disclosed in accordance with the exemption for subsidiary undertakings contained in Financial Reporting Standard No 8 “Related Party Disclosures”

27.                               Derivatives not included at fair value

The Company and Group has derivatives which are not included at fair value in the accounts

	Principal	Principal	Fair Value	Fair Value
	2013	2012	2013	2012
	£’000	£’000	£’000	£’000

Forward foreign exchange contracts	12,390	4,260	(54)	(38)
Interest rate swaps	15,000	2,500	(50)	(41)

The Group uses the derivatives to hedge exposure to changes in foreign currency exchange rates and to manage exposure to interest rate movements on bank borrowings The fair value is based on market values of equivalent instruments at the balance sheet date

28                                  Ultimate controlling party

In the opinion of the Directors the Company has no single individual controlling party